Exhibit 2.1
                                                                     -----------

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), made and entered into as of the 17th day of September 1997, by and between Noxso Corporation, a debtor and debtor in possession in the below-referenced bankruptcy case and a Virginia corporation having its principal office at 2414 Lytle Road, Bethel Park, Pennsylvania 15102 ("Noxso"), and Republic Financial Corporation, a Colorado corporation, having its principal office at 3300 South Parker Road, Suite 500, Aurora, Colorado 80014 ("Republic").

                                   WITNESSETH:

     WHEREAS, on February 6, 1997, Olin Corporation ("Olin") and two other creditors of Noxso filed an involuntary bankruptcy petition in the United States Bankruptcy Court for the Eastern District of Tennessee ("Bankruptcy Court") at Case No. 97-10709;

     WHEREAS, on June 4, 1997, Noxso consented to the entry of an order for relief and converted the case to a case under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code");

     WHEREAS, Noxso owns a liquid sulfur dioxide plant located on the Olin property in Charleston, Tennessee (the "Facility") which is described with more particularity in Exhibit A hereto;

     WHEREAS, Noxso and Republic have entered into a letter of intent dated August 15, 1997 (the "Letter of Intent") which Letter of Intent describes the terms and conditions pursuant to which Noxso will sell, and Republic will purchase, the Facility; and

     WHEREAS, as contemplated by the Letter of Intent, Noxso and Republic desire to set forth such terms and conditions in this definitive purchase and sale agreement;

     NOW, THEREFORE, in consideration of the mutual covenants, conditions, stipulations and agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby, do mutually warrant, agree and covenant as follows:

     1. Sale of Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date (as that term is defined in Section 3 hereof), Noxso shall sell, convey, assign, transfer and deliver to Republic, and Republic shall purchase and acquire from Noxso, the Facility and related assets including, without limitation, the Noxso technical information related to the Facility, the fixtures and personal property, all of which are part of or located at the Facility and which are listed in Exhibit A hereto. Exhibit A may be amended prior to the completion of due diligence. The Facility shall be transferred pursuant to the Sale Order (as hereinafter defined) to Republic free and clear of any claims, liens, encumbrances, rights of ownership or rights of occupancy, possession or use by any party other than Republic.

     2. Instruments of Conveyance and Transfer. On the Closing Date, Noxso shall deliver to Republic such bills of sale and other good and sufficient instruments of conveyance, satisfactory in form and substance to Republic, as shall be effective pursuant to the Sale Order to vest in Republic, upon the Closing Date, full and complete right, title and interest in and to the Facility, free and clear of all claims, liens, encumbrances, rights of ownership or rights of occupancy,

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possession or use by any party other than Republic.  On the Closing Date,  Noxso shall deliver possession of the Facility to Republic.

     3. Closing. The closing (the "Closing") shall be held on the first business day that occurs at least eleven (11) days after the sale contemplated hereby is approved by order of the Bankruptcy Court in the case of Noxso Corporation administered at Case No. 97-10709, or on such other date as may be mutually agreed to by the parties (the "Closing Date").

     4. Purchase Price.

     (a) Republic shall, on the Closing Date, in full consideration for the Facility, pay to Noxso the sum of Eleven Million Dollars ($11,000,000) (the "Purchase Price") in immediately available funds by wire transfer as follows:

                                 PNC BANK, N.A.
                             ABA Transit #043 000096
                               For the Benefit of
                            Doepken Keevican & Weiss
                           Iolta Client Trust Account
                               Account #000268231

     (b) Republic and Noxso agree that the Purchase Price shall be allocated as set forth in a letter dated September 17, 1997, attached hereto as Exhibit D.

     5. Liabilities Not Assumed. Noxso shall use its best efforts to obtain Bankruptcy Court approval to assume the License Agreement for Sulfur Dioxide Technology effective September 1, 1995, (the "License Agreement") between Noxso and Calabrian Corporation

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("Calabrian")  and to assign the License  Agreement to Republic  pursuant to the
Sale Order. In the event that Republic reaches agreement with Calabrian for use of the Calabrian technology and proprietary information which is part of the Facility, Republic shall provide Noxso with notice of said agreement. Noxso then shall withdraw its request for approval of the License Agreement. Other than any obligation arising under the License Agreement if and after it is assigned to Republic, Republic shall not assume any existing or future liabilities or obligations of Noxso with respect to the Facility.

     6. Condition of Facility. As between Noxso and Republic, the Facility shall be transferred on an "as is, where is" basis, and without any warranty, express or implied (except as to title and as otherwise set forth herein), as to the condition, value, suitability for a particular purpose, merchantability, or any other representation or warranty by Noxso with respect to the Facility or its condition, capabilities or operations.

     7. Bankruptcy Court Approval. This Agreement is subject to the approval of the Bankruptcy Court. Within five (5) days of the execution of this Agreement, Noxso shall prepare and file a motion for Bankruptcy Court approval of this transaction, including the assumption and assignment of the License Agreement, which Noxso will use its best efforts to obtain (the "Sale Motion"). In the event the Bankruptcy Court denies the Sale Motion on a substantive and not procedural basis, Noxso shall have no obligation to appeal or to seek reconsideration of any order of the Bankruptcy Court. The Sale Motion shall be scheduled for hearing in order to comply with

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the notice provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy
Procedure and subject to the Court's calendar.

     8. Representations and Warranties of Noxso. Noxso hereby represents and warrants to Republic as follows:

     (a) Organization; Good Standing; Power. Noxso is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia with all requisite power and authority to own, operate and lease its properties, to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder.

     (b) Authority Relative to Agreement. Subject to Bankruptcy Court approval, the execution, delivery and performance of this Agreement by Noxso has been duly and effectively authorized by all necessary corporate action on the part of Noxso. Subject to Bankruptcy Court approval, this Agreement has been duly executed by Noxso and is a valid, legally binding and enforceable obligation of Noxso.

     (c) Litigation. Except for the matters set forth in Exhibit B, there are no actions, proceedings, judgments or claims now pending, or, to the best of Noxso's knowledge, threatened against or regarding the Facility.

     (d) Title to Facility. Noxso has good title to the Facility and will on the Closing Date deliver possession and transfer, convey and assign good and marketable title to Republic free and clear of all claims, liens, encumbrances, rights of ownership or rights of occupancy, possession or use by any party other than Republic.

     (e) Solicitation. Noxso has not solicited or negotiated with other prospective purchasers since the execution of the Letter of Intent.


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



     9. Representations, Warranties and Covenants of Republic. Republic hereby represents and warrants to Noxso as follows:

     (a) Organization; Good Standing; Power. Republic is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder.

     (b) Authority Relative to Agreement. On the Closing Date, the execution, delivery and performance of this Agreement and the transactions contemplated hereby by Republic will have been duly and effectively authorized and ratified by all necessary corporate action by Republic. This Agreement has been duly executed by Republic and is a valid, legally binding and enforceable obligation of Republic.

     (c) Financial Ability. As of the Closing Date, Republic will have adequate funds available to it to purchase the Facility in accordance with this Agreement.


     10. Conditions Precedent to the Obligations of Republic. Other than the condition specified in Section 10(a), Republic's obligation to purchase the Facility shall be conditioned upon the following (collectively, the "Republic Conditions Precedent") having been satisfied in a manner acceptable to Republic or waived in Republic's sole discretion prior to the Closing Date.

     (a) Republic or its consultants shall have conducted due diligence satisfactory to Republic in its sole discretion, exercised in Republic's reasonable business judgment, confirming, by an independent engineering firm, the adequacy of the technology for the Facility and confirming other matters that may come to Republic's attention during due diligence deemed necessary to the continued operation and condition of the Facility, including regulatory issues

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related to the  Facility,  in each case in form and  substance  satisfactory  to
Republic; provided, however, that, in any event, such due diligence shall be completed prior to the date of the hearing on the Sale Motion. Republic shall notify Noxso in writing prior to the hearing date that it has completed its due diligence and, unless it has given or concurrently gives a notice of termination pursuant to Section 12 hereof as a result of said due diligence, that subject to the satisfaction of the other conditions set forth in this Section 10, Republic will close the transactions contemplated hereby on the terms and conditions contained herein.

     (b) The Bankruptcy Court shall have approved this Agreement by order ("the Sale Order") (i) which shall grant the Sale Motion, (ii) which shall provide that the transfer of the Facility to Republic shall be free and clear of all claims, liens, encumbrances, rights of ownership, or rights of occupancy, possession or use by any party other than Republic, (iii) which shall provide that this Agreement, any related agreements and the transactions contemplated hereby and thereby are approved, (iv) which shall provide that Republic shall have no liability for any obligations or liabilities of Noxso other than as set forth herein, (v) which shall provide that all liens, encumbrances, claims and interests with respect to the Facility shall attach to the proceeds of the sale,
(vi) which shall provide that the License Agreement is assumed and assigned to Republic (unless Republic and Calabrian enter into a separate license agreement), (vii) which shall be in form and substance satisfactory to Republic and, (vii) from which Sale Order no appeal shall have been filed or, if an appeal is filed, no court of competent jurisdiction has issued a stay of the Sale Order.

     (c) Olin and Republic shall have entered into an SO2 Purchase Contract for output from the Facility in a form and with terms and conditions satisfactory to both Olin and Republic and all conditions precedent in the SO2 Purchase Contract shall have been satisfied except for the closing of the sale;

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



     (d) Republic shall have entered into a Backup SO2 Supply Agreement in form and with terms and conditions satisfactory to Republic and all conditions precedent in the Backup SO2 Supply Agreement shall have been satisfied except for the closing of the sale;

     (e) Republic shall have entered into an elemental sulfur Purchase Agreement and a Backup Sulfur Agreement, a Commodity Swap Agreement or other support mechanism (the "Sulfur Agreements") in form and with terms and conditions satisfactory to Republic and all conditions precedent in the Sulfur Agreements shall have been satisfied except for the closing of the sale;

     (f) Republic shall have entered into an Operation and Maintenance Contract with an operator satisfactory to Republic in form and with terms and conditions satisfactory to Republic and all conditions precedent in the Operation and Maintenance Contract shall have been satisfied except for the closing of the sale;

     (g) Republic shall have entered into or obtained such other agreements or consents which it deems to be necessary in its reasonable business judgement for the ownership or operation of the Facility;

     (h) Republic shall have entered into an agreement with Calabrian with regard to the use of Calabrian technology and proprietary information in form and with terms and conditions satisfactory to Republic (the "Republic/Calabrian Agreement") and all conditions precedent in the Republic/Calabrian Agreement shall have been satisfied except for the closing of the sale.

     (i) Republic shall have entered into a Technical Support Agreement with Olin or an engineering firm in form and with terms and conditions satisfactory to Republic;

     (j) Republic shall have entered into Purchase Agreements for the provision of any chemicals, gases or other input/process materials required for the effective operation of the

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Facility  for the  purpose  for  which it was  built in form and with  terms and conditions satisfactory to Republic;

     (k) Republic shall have entered into a ground lease with Olin for the site of the Facility having a base term of at least twenty four (24) years and being in a form and having other terms and conditions satisfactory to Republic;

     (l) Any and all existing or potential litigation brought by Noxso against Olin shall have been resolved to the satisfaction of Republic;

     (m) Any and all existing or potential claims, litigation, mechanics' liens or encumbrances alleged by any creditor of Noxso against Olin regarding the Facility shall have been resolved to the satisfaction of Republic;

     (n) The representations and warranties of Noxso set forth in Section 8 shall be true and correct as of the Closing Date;

     (o) All consents, approvals, permits and other requirements prescribed by any law, rule or regulation which must be obtained by Republic and which are necessary for the consummation of the transaction shall have been obtained from the appropriate governmental bodies or agencies, as determined in Republic's and Olin's discretion;

     (p) No material adverse change in the condition, rights to use, or operation of the Facility shall have occurred since the completion of due diligence pursuant to Section 10(a).

     Republic shall attempt in good faith to satisfy those Republic Conditions Precedent over which it has control and which in its reasonable business judgment are capable of satisfaction. Acceptance or a waiver of any of the Republic Conditions Precedent will be at the sole discretion of Republic.


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     11. Conditions Precedent to the Obligations of Noxso. Noxso's obligation to sell the Facility shall be conditioned upon the following Conditions Precedent:

     (a) Entry of the Sale Order and no appeal from the Sale Order shall have been filed or, if an appeal is filed, no court of competent jurisdiction has issued a stay of the Sale Order.

     (b) The representations, warranties, and covenants of Republic set forth in
Section 9 shall be true and correct as of the Closing Date.

     12. Termination.

     (a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Republic and Noxso.

     (b) Republic may terminate this Agreement at its option by written notice to Noxso (i) that, prior to the hearing on the Sale Motion and in accordance with Section 10(a), it determines through its due diligence for any reason that the technology for the Facility or any other material aspect of the Facility, including regulatory approvals, is inadequate or (ii) in the event that Closing has not occurred on or before December 31, 1997 for any reason other than Republic's material breach of its obligations hereunder.

     (c) Noxso may terminate this Agreement at its option by written notice to Republic in the event that Closing does not occur on or before December 31, 1997 for any reason other than Noxso's material breach of its obligation hereunder.

     13. Exclusivity/Higher and Better Offers.

     (a) Noxso acknowledges its obligations not to negotiate or solicit offers under the Letter of Intent. Upon signing this Agreement, Noxso agrees that it will not negotiate terms of any alternative funding or sale of the Facility with any third party or execute any agreement

                                       10

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with any third party for the purchase of the Facility. Noxso further agrees that it will not permit any agent or representative of Noxso to do so.

     (b) Republic recognizes that the proposed purchase is subject to higher and better offers, which may be presented at the hearing on the Sale Motion. Accordingly, subject to the restriction in Section 13(a) above, Noxso, Olin and the Committee may, without the participation of Republic, provide any information or documentation reasonably required by other potential bidders.

     14. Fees, Expenses, Overbid Protection.

     (a) In the event that Noxso does not or cannot proceed with the sale of the Facility because (i) Noxso refuses to sell to Republic, (ii) the Bankruptcy Court refuses to enter the Sale Order or (iii) the Facility is sold to a third party or is refinanced, then Republic shall be entitled to receive reimbursement of its reasonable, documented out-of-pocket expenses plus a fee equal to 2% of $11,000,000. In no event will such reimbursement and fee exceed $385,000.

     (b) In the event that the sale is not consummated because any of the Republic Conditions Precedent to the sale are not satisfied or waived by Republic, Republic shall not be entitled to such reimbursement or fee.

     (c) This obligation for reimbursement of the expenses and payment of the fee will be treated as Administrative Expenses of Noxso's bankruptcy case.

     (d) Noxso agrees to pay any expenses and the fee due to Republic at the earlier of (i) payment of Administrative Expenses in the bankruptcy case or any subsequent Chapter 7 case , (ii) the closing on the sale of the Facility to a third party following a hearing on the Sale Motion, (iii) the closing of a financing secured by the Facility or, (iv) upon receipt of other

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revenues  which Noxso may receive with respect to the Facility or its  operation or with respect to supplying sulfur to the Facility.

     (e) At the hearing on the proposed sale to Republic, the initial topping bid from a third party, if any, must represent a purchase price that is at least 3.5% higher than $11,000,000, a total purchase price of at least $11,385,000 or its equivalent as concerns Noxso's unsecured creditors.

     15. Miscellaneous Provisions.

     (a) Expenses. Except as provided in Section 14 above, Noxso and Republic each will bear its own expenses required by or incident to this Agreement.

     (b) The Sale Motion, the Sale Order, and any other motion or order involving the Facility, Republic, Olin, or parties asserting liens on the Facility must be reviewed and approved by Republic prior to submission.

     (c) Governing Law. This Agreement and the transactions contemplated herein shall be governed by, interpreted, construed and enforced in accordance with the laws of the State of Tennessee. For as long as Noxso's bankruptcy case remains open, disputes relating to the interpretation or enforcement of this Agreement shall be heard by the Bankruptcy Court. Thereafter, disputes relating to the interpretation or enforcement of this Agreement may be heard by any court of competent jurisdiction.

     (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the sale and purchase of the Facility and supersedes the Letter of Intent dated August 15, 1997, between Noxso and Republic.

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     (e) Amendments  and  Modifications.  This Agreement  shall not be modified, amended or changed in any respect except in writing duly signed by an authorized officer of each of the parties hereto.

     (f) Captions. The captions in this Agreement are solely for the purpose of reference and shall not in any manner alter or vary the interpretation or construction of this Agreement.

     (g) Successors and Assigns. At any time prior to Closing, Republic may assign its rights under this Agreement to an affiliate. In the event that Republic assigns this Agreement to an affiliate, Republic shall remain liable for the obligations hereunder. All the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, transferees, successors, and assigns including any Trustee appointed by the Bankruptcy Court.

     (h) Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances, other than those to which it is held invalid, shall not be affected thereby.

     (i) Nonwaiver. The specified remedies to which Republic or Noxso may resort under the terms of this Agreement are cumulative and are not intended to be exclusive of any other remedies or means of redress to which either party may be lawfully entitled in case of any breach or threatened breach by either party of any provisions of this Agreement. The failure of either party to insist in any one or more instances upon the strict performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment for the future of such terms or conditions.


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     16. Counterparts.  This Agreement may be executed  simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     17. Sales Tax. Any Tennessee or Pennsylvania sales, use or other intangible tax arising out of the transaction contemplated herein shall be paid by Noxso.

     18. Broker's Fee. The parties represent and agree that no broker or finder has been retained other than Quirk, Carson & Peppet. Any broker's fee or finder's fee in connection with this Agreement or the transactions contemplated hereby shall be paid by Noxso.

     19. Press Releases. Neither Noxso nor Republic will issue any press releases regarding this Agreement prior to Closing without prior written approval of the other.

     20. Department of Energy. Following the Closing, Republic agrees (with the consent of Olin) to grant the Department of Energy ("DOE"), on a confidential basis, access to the Facility and such operating data as set forth in Exhibit C.

     21. Notices. Any notice required or permitted to be given by either party shall be deemed to be given when received by certified mail, return receipt requested or recognized overnight delivery service, charges paid, to the offices of the parties as follows:

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                  (a)      If to Noxso:

                           Edwin J. Kilpela
                           Noxso Corporation
                           2414 Lytle Road
                           Bethel Park, PA 15102

                           with a copy to:

                           Joel M. Walker
                           Doepken Keevican & Weiss
                           58th Floor, USX Tower
                           600 Grant Street
                           Pittsburgh, PA 15219

                  (b)      If to Republic:

                           Steven Stemper
                           Republic Financial Corporation
                           3300 S. Parker Road, 5th Floor
                           Aurora, CO 80014

                           with a copy to:

                           Ellen A. Friedman
                           Murphy, Weir & Butler
                           101 California Street, 39th Floor
                           San Francisco, CA 94111



or at such other addresses as a party shall designate in writing.

     IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement on the day and year first above written.


                                   REPUBLIC FINANCIAL CORPORATION



                                   By:  s/W. Randall Dietrich
                                        ------------------------------
                                          W. Randall Dietrich
                                         Senior Vice President


                                   NOXSO CORPORATION



                                   By:    s/Edwin J. Kilpela
                                        ------------------------------
                                   Name:    Edwin J. Kilpela
                                   Title: President and Chief Executive Officer

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